UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

May 17, 2013 (May 17, 2013)

Dice Holdings, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-33584	20-3179218
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1040 Avenue of the Americas, 16th Floor
New York, NY 10018
(Address of principal executive offices, including zip code)

(212) 725-6550
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.       Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 17, 2013, Dice Holdings, Inc. (the “Company”) held its 2013 annual meeting of shareholders (the “Annual Meeting”). At the time of the Annual Meeting, William W. Wyman, a member of the Board of Directors, did not stand for re-election as a Director and retired from the Company’s Board of Directors.

Mr. Wyman served on the Audit Committee and the Compensation Committee of the Company, and was the Chairman of the Compensation Committee.  Golnar Sheikholeslami, a Director of the Company since September 2012, has replaced Mr. Wyman on such committees and H. Raymond Bingham, a Director of the Company since July 2009, has assumed chairmanship of the Compensation Committee.

In addition, the Board of Directors re-elected two Class III directors as described below under Item 5.07.

Item 5.07.       Submission of Matters to a Vote of Security Holders.

The matters voted upon at the Annual Meeting were: (1) the re-election of two Class III Directors, (2) the ratification of the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2013 and (3) the approval, on an advisory basis, of the compensation of the Company’s executive officers.

Each of the two nominees for election to the Board of Directors – John W. Barter and Scot W. Melland– was elected to serve for a three-year term (with a term expiring at the 2016 annual meeting). The results of the voting follows:

Nominees	For	Withheld	Broker Non-Votes
John W. Barter	50,667,683	571,202	1,340,180
Scot W. Melland	50,382,774	856,111	1,340,180

The proposal to ratify the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2013 was approved.  The results of the voting follows:

For	Against	Abstain	Broker Non-Votes
52,510,233	53,910	14,922	0

A majority of shareholders approved, on an advisory basis, the compensation of the Company’s executive officers. The results of the voting follows:

For	Against	Abstain	Broker Non-Votes
46,236,342	4,988,335	14,208	1,340,180

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DICE HOLDINGS, INC. a Delaware corporation

By:	/s/ Michael P. Durney
Michael P. Durney
Executive Vice President, Industry Brands Group and Chief Financial Officer

Date: May 23, 2013